Exhibit 10.6

TERM SHEET FOR PROPOSED CREDIT FACILITY

JUNE 30, 2006

BORROWER:	Middle Kingdom Alliance Corp. (“Borrower”)

LENDER:	Wachovia Bank, NA (“Bank”)

CREDIT FACILITY:	$250,000 Revolving Line of Credit

PURPOSE:	To finance general working capital needs of the Borrower.

MATURITY:	24 months from date of closing

INTEREST RATE:	LIBOR + 200, as that rate may change from time to time

FEES:	.25% of the committed amount, due and payable at closing

REPAYMENT:	Repayable in monthly payments of accrued interest only with outstanding principal and interest due at maturity.

GUARANTOR(S):	None

FINANCIAL INFORMATION:	The following financial information will be provided to Bank.

• Audited financial statements of Borrower within 90 days of Financial Year End

• Tax returns of Middle Kingdom Alliance Corp. within 30 days of filing

COLLATERAL:	Letter of Instruction to be issued to the Trustee assigning the final $300,000 of the $1,200,000 in interest to be transferred to operating accounts of Middle Kingdom Alliance Corp. for the sole purpose of paying off the remaining outstanding principal and interest balances.

DEPOSITORY RELATIONSHIPS:	The primary depository accounts of Borrower will be maintained with Bank.

DOCUMENTATION:	An opinion letter from an attorney confirming the above conditions do not violate any SEC regulations. The Facility will be evidenced by documents prepared by and acceptable to Bank.

COSTS:	Borrower will pay all costs and expenses associated with closing the loan.

This is a non-binding Loan Proposal and does not constitute a commitment or offer to lend by Bank. Bank shall be obligated to lend to Borrower only under a written loan commitment executed by an authorized officer of Bank and Borrower or executed loan documents intended for that purpose. This Loan Proposal is not intended to be exhaustive and loan documents or a loan commitment may include additional terms and conditions required by Bank that are not in this Proposal.

PROMISSORY NOTE

$250,000.00

December 19, 2006

Middle Kingdom Alliance Corp.

333 Sandy Springs Circle, Suite 223

Sandy Springs, Georgia 30328

(Hereinafter referred to as “Borrower”)

Wachovia Bank, National Association

Atlanta, Georgia 30303

(Hereinafter referred to as “Bank”)

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

LINE OF CREDIT. Borrower may borrow, repay and reborrow, and, upon the request of Borrower, Bank shall advance and readvance under this Note from time to time until the maturity hereof (each an “Advance” and together the “Advances”), so long as the total principal balance outstanding under this Note at any one time does not exceed the principal amount stated on the face of this Note, subject to the limitations described in any loan agreement to which this Note is subject. Bank’s obligation to make Advances under this Note shall terminate if Borrower is in Default. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date.

If Borrower subscribes to Bank’s cash management services and such services are applicable to this line of credit, the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.

USE OF PROCEEDS. Borrower shall use the proceeds of the loan(s) evidenced by this Note for the commercial purposes of Borrower, as follows: for working capital.

SECURITY. Borrower has granted Bank a security interest in the collateral described in the Loan Documents, including, but not limited to, collateral described in that certain assignment of interest on account. of even date herewith.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of each Advance during each Interest Period from the date of such Advance at a rate per annum equal to 1-month LIBOR plus 2.0% (“Interest Rate”). Interest for each Interest Period shall accrue each day during such Interest Period, commencing on and including the first day to but excluding the last day. “Interest Period” means, in respect of each Advance, each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest in respect of such Advance is due 1 month thereafter; provided (i) the first Interest Period shall commence on the date of such Advance and end on the first day thereafter that interest in respect of such Advance is due, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month and (iii) any Interest Period that would otherwise extend past the maturity date of this Note shall end on the maturity date of this Note. “LIBOR” means, with respect to each Interest Period, the rate for U.S. dollar deposits with a maturity equal to the number of months specified above, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before such Interest Period begins (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).

INDEMNIFICATION. Borrower shall indemnify Bank against Bank’s loss or expense as a consequence of (a) Borrower’s failure to make any payment when due under this Note, (b) any payment, prepayment or conversion of any loan on a day other than the last day of the Interest Period, or (c) any failure to make a borrowing or conversion after giving notice thereof (“Indemnified Loss or Expense”). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of that portion of the loan in the London interbank market.

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 3% (“Default Rate”). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of accrued interest only, commencing on December 19, 2006, and continuing on the same day of each month thereafter until fully paid. In any event, all principal and accrued interest shall be due and payable on 24 months from the Initial Public Offering Closing of the Borrower.

AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT. Borrower authorizes Bank to debit demand deposit account number 2000028629393 or any other account with Bank (routing number 061000227) designated in writing by Borrower, beginning November 1, 2006 for any payments due under this Note. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS. Loan Documents. The term “Loan Documents”, as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time). Obligations. The term “Obligations”, as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank, or its affiliates, whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 15 or more days. This late charge shall not apply to payments due at maturity or by acceleration hereof, unless such late payment is in an amount not greater than the highest periodic payment due hereunder.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses actually incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

GRACE/CURE PERIOD. Grace Period. The failure of timely payment of the Obligations shall not be a Default until 5 days after such payment is due. Cure Period. Except as provided below, any Default, other than non-payment, may be cured within 10 days after written notice thereof is mailed to Borrower by Bank. Borrower’s right to cure shall be applicable only to curable defaults and shall not apply, without limitation, to Defaults based upon False Warranty or Cessation; Bankruptcy. Borrower shall have the right to cure a Default only once during any 12 month period. Bank shall not exercise its remedies to collect the Obligations except as Bank reasonably deems necessary to protect its interest in collateral securing the Obligations during a cure period.

DEFAULT. If any of the following occurs and is not cured within the applicable Cure Period, a default (“Default”) under this Note shall exist: Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or Default under this Note or any other Loan Documents. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. At Bank’s option, any default in payment or performance of any obligation of more than $100,000 under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates (“Affiliate” shall have the meaning as defined in 11 U.S.C. § 101, as in effect from time to time, except that the term “Borrower” shall be substituted for the term “Debtor” therein; “Subsidiary” shall mean any business in which Borrower holds, directly or indirectly, a controlling interest). Cessation; Bankruptcy. The death of, appointment of a guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan

Documents. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower’s business or that of Borrower’s Subsidiaries or Affiliates, if any; (ii) the sale of substantially all of the business or assets of Borrower, any of Borrower’s Subsidiaries or Affiliates or any guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower’s Subsidiaries or Affiliates or any guarantor, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity; or (iv) should any Borrower or any of Borrower’s Subsidiaries or Affiliates or any guarantor enter into any merger or consolidation. Material Adverse Change. Bank determines in good faith, in its sole discretion, that the prospects for payment or performance of the Obligations are impaired or there has occurred a material adverse change in the business or prospects of Borrower, financial or otherwise.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower’s accounts without notice. Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank’s option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank, or its affiliates, which shall be due in accordance with and governed by the provisions of said swap agreements; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 90 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. If audited statements are required, all such statements shall be examined by an independent certified public accountant acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other person or entity. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank’s approval.

TAX RETURNS. Borrower shall deliver to Bank, within 30 days of filing, complete copies of federal and state tax returns, as applicable, together with all schedules thereto, each of which shall be signed and certified by Borrower to be true and complete copies of such returns. In the event an extension is filed, Borrower shall deliver a copy of the extension within 30 days of filing.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower’s financial condition. Such information shall be true, complete, and accurate.

FINANCIAL COVENANTS. Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, using the financial information for Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable: Deposit Relationship. Borrower shall maintain its primary depository account with Bank.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except to the extent otherwise provided by the Loan Documents or prohibited by law, each Borrower and each other person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may (i) extend, modify or renew this Note or make a novation of the loan evidenced by this Note, and/or (ii) grant releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or other person liable under this Note or any other Loan Documents, all without notice to or consent of each Borrower and other such person, and without affecting the liability of each Borrower and other such person; provided, Bank may not extend, modify or renew this Note or make a novation of the loan evidenced by this Note without the consent of the Borrower, or if there is more than one Borrower, without the consent of at least one Borrower; and further provided, if there is more than one Borrower, Bank may not enter into a modification of this Note which increases the burdens of a Borrower without the consent of that Borrower.

MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan

Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Organization; Powers. Borrower represents that Borrower (i) is (a) an adult individual and is sui juris, or (b) a corporation, general partnership, limited partnership, limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of its state of organization, and is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such organization (ii) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated; and (iii) has the power and authority to execute, deliver and perform, and by all necessary action has authorized the execution, delivery and performance of, all of its obligations under this Note and any other Loan Document to which it is a party. Compliance with Laws. Borrower represents that Borrower and any subsidiary and affiliate of Borrower and any guarantor are in compliance in all respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. § 3617, et seq.) or narcotics (including 21 U.S.C. § 801, et seq.) and/or any commercial crimes; all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable. None of Borrower, or any subsidiary or affiliate of Borrower or any guarantor is a Sanctioned Person or has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control. “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published from time to time. “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank’s address on the first page hereof without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower’s Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s accounts with Bank and any of its affiliates. Swap Agreements. All swap agreements

(as defined in 11 U.S.C. § 101, as in effect from time to time), if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to this Note shall not apply to said swap agreements except as otherwise expressly provided in such payoff statement. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank’s address on the first page hereof. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower’s address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7628, P. O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7628, 10 South Jefferson Street, Roanoke, VA 24011 or such other address as Bank may specify in writing from time to time. Notices to Bank must include the mail code. In the event that Borrower changes Borrower’s address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. If there is more than one Borrower, each is jointly and severally obligated. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES

ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts. FINAL AGREEMENT. This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE AS TO WHICH BINDING ARBITRATION HAS BEEN DEMANDED.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

Middle Kingdom Alliance Corp.

By:	/s/ Fred A. Brasch	(SEAL)
Fred Brasch, Chief Financial Officer